C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2024 Third Quarter Results
Eden Prairie, MN, October 30, 2024 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2024.
Third Quarter Highlights:
•Significant year-over-year increase in profitability, driven by strong execution, disciplined volume growth and improvement in gross profit, productivity and operating leverage
•Gross profits increased 15.5% to $723.8 million
•Income from operations increased 58.7% to $180.1 million
•Adjusted operating margin(1) increased 660 basis points to 24.5%
•Adjusted operating margin, excluding restructuring and loss on divestiture(1), increased 1,120 basis points to 32.9%
•Diluted earnings per share (EPS) increased 17.6% to $0.80
•Adjusted EPS(1) increased 45.5% to $1.28
•Cash generated by operations decreased by $97.2 million to $108.1 million provided by operations, due to an increase in net operating working capital related to higher ocean rates
(1) Adjusted operating margin, adjusted operating margin, excluding restructuring and loss on divestiture, and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

"I’m pleased with our third quarter results that reflect continued improvement in our execution, as we continue to deploy our new operating model. We are raising the bar, even in a historically prolonged freight recession, with strong execution and disciplined volume growth across divisions while delivering exceptional service for our customers and carriers," said C.H. Robinson's President and Chief Executive

Officer, Dave Bozeman. "I want to thank our people, one of our greatest competitive advantages, for their relentless efforts to embrace our new operating model and execute in a fit, fast and focused way so we can keep pushing that bar higher."

"Due to a focus on constantly testing market conditions and optimizing yield, we improved the quality of our volume in the third quarter and continued to expand our NAST gross profit margin. We also continued to push our efficiency to higher levels in both NAST and Global Forwarding, and we remain on track to deliver greater than 30% compound growth in productivity over the two-year period from the end of 2022 to end of 2024."

"Our new operating model has changed how we discover and inspect root cause issues and quickly implement countermeasures to improve the level of our operational execution. The reliability of our operating reviews continues to increase, as we leverage our data rich environment to inform our decision making and enhance our competitive differentiation," said Bozeman. "At an organizational level, we continue to cascade the operating model deeper into the organization and build operational muscle at various levels of the enterprise to deliver on our strategic roadmap. As part of this effort, an evolving toolkit is being used by our employees in the form of problem resolution, balanced scorecard reviews, daily management, and value stream mapping, to name a few."

"Empowering our people with the Robinson operating model is creating a flywheel of performance, talent development and accountability that is evolving our culture to be driven by progress, execution and proactive problem identification and resolution. This is showing up in improvements such as more disciplined pricing and better decisions on the volume that we’re seeking. We are still early in our journey, but the operating model is helping us execute a solid strategy even better, and we expect further improvement as our team continues to embrace this new way of operating. As I’ve said before, I know from my past experiences of implementing Lean operating models that improvement isn’t always linear. But I’m confident in the team’s willingness and ability to drive a higher and more consistent level of discipline in our operational execution," Bozeman concluded.

Summary of Third Quarter of 2024 Results Compared to the Third Quarter of 2023
•Total revenues increased 7.0% to $4.6 billion, primarily driven by higher pricing and volume in our ocean services, partially offset by lower pricing and volume in truckload services.
•Gross profits increased 15.5% to $723.8 million. Adjusted gross profits increased 15.8% to $735.3 million, primarily driven by higher adjusted gross profit per transaction in our ocean and truckload services.
•Operating expenses increased 6.5% to $555.1 million. Personnel expenses increased 5.2% to $361.6 million, primarily due to higher variable compensation, partially offset by cost optimization efforts. Average employee headcount declined 9.6%. Other selling, general and administrative (“SG&A”) expenses increased 8.9% to $193.6 million, primarily due to a $57.0 million loss on the planned divestiture of our Europe Surface Transportation business. The prior year included $21.4 million of restructuring expenses, primarily related to the divestiture of our operations in Argentina. In addition, other SG&A expenses decreased across several expense categories in the current year.
•Income from operations totaled $180.1 million, up 58.7% due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin(1) of 24.5% increased 660 basis points.
•Interest and other income/expense, net totaled $36.3 million of expense, consisting primarily of $22.1 million of interest expense, which increased $0.2 million versus last year, and a $15.1 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 32.4%, compared to 11.7% in the third quarter last year. The higher rate in the third quarter of this year was driven by the impact of higher pre-tax income and non-recurring discrete items in the quarter, partially offset by increased tax benefit related to stock-based compensation and higher U.S. tax credits.
•Net income totaled $97.2 million, up 18.6% from a year ago. Diluted EPS of $0.80 increased 17.6%. Adjusted EPS(1) of $1.28 increased 45.5%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of 2024 Year-to-Date Results Compared to 2023

•Total revenues increased 1.2% to $13.5 billion, primarily driven by higher pricing and volume in our ocean services, partially offset by lower pricing in our truckload services.
•Gross profits increased 4.4% to $2.0 billion. Adjusted gross profits increased 4.8% to $2.1 billion, primarily driven by higher adjusted gross profit per transaction in our ocean and truckload services.
•Operating expenses increased 1.0% to $1.6 billion. Personnel expenses decreased 0.2% to $1.1 billion, primarily due to cost optimization efforts partially offset by higher variable compensation. Average employee headcount declined 10.5%. Other SG&A expenses increased 3.9% to $493.2 million primarily due to the $57.0 million loss on the planned divestiture of our Europe Surface Transportation business. The prior year included $22.6 million of restructuring expenses, primarily related to the divestiture of our operations in Argentina. In addition, other SG&A expenses decreased across several expense categories in the current year.
•Income from operations totaled $485.3 million, up 19.2% from last year, due to the increase in adjusted gross profits, partially offset by an increase in operating expenses. Adjusted operating margin(1) of 23.3% increased 280 basis points.
•Interest and other income/expense, net totaled $74.6 million of expense, primarily consisting of $67.1 million of interest expense, which decreased $1.5 million versus last year, due to a lower average debt balance. The year-to-date results also include a $10.7 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the nine months ended September 30, 2024 was 23.0% compared to 13.5% in the year-ago period. The higher rate in the current period was driven by the impact of higher pre-tax income and non-recurring discrete items in the quarter, partially offset by higher U.S. tax credits.
•Net income totaled $316.4 million, up 7.6% from a year ago. Diluted EPS of $2.63 increased 6.9%. Adjusted EPS(1) of $3.30 increased 17.9%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% change	2024	2023	% change
Total revenues	$2,934,617	$3,086,970	(4.9)%	$8,924,839	$9,470,425	(5.8)%
Adjusted gross profits(1)	420,664	386,510	8.8%	1,237,431	1,213,697	2.0%
Income from operations	148,767	112,121	32.7%	398,764	364,002	9.5%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the NAST segment totaled $2.9 billion, a decrease of 4.9% over the prior year, primarily driven by lower truckload pricing, reflecting an oversupply of truckload capacity compared to freight demand. NAST adjusted gross profits increased 8.8% in the quarter to $420.7 million. Adjusted gross profits in truckload increased 16.6% due to a 21.0% increase in adjusted gross profit per shipment, partially offset by a 3.5% decrease in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 2.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, also decreased 0.5%, resulting in a 21.5% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 3.7% versus the year-ago period, driven by a 2.5% increase in LTL volume and a 1.0% increase in adjusted gross profit per order. NAST overall volume increased modestly for the quarter. Operating expenses decreased 0.9%, primarily due to cost optimization efforts and lower credit losses, which were partially offset by higher variable compensation. NAST average employee headcount was down 10.9% in the quarter. Income from operations increased 32.7% to $148.8 million, and adjusted operating margin expanded 640 basis points to 35.4%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% change	2024	2023	% change
Total revenues	$1,141,190	$719,045	58.7%	$2,921,050	$2,288,890	27.6%
Adjusted gross profits(1)	234,636	169,893	38.1%	598,748	527,043	13.6%
Income from operations	88,115	3,491	N/M	160,649	63,254	154.0%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter total revenues for the Global Forwarding segment increased 58.7% to $1.1 billion, primarily driven by higher pricing and volume in our ocean services. Adjusted gross profits increased 38.1% in the quarter to $234.6 million. Ocean adjusted gross profits increased 57.4%, driven by a 47.0% increase in adjusted gross profit per shipment and a 7.0% increase in shipments. Air adjusted gross profits increased 11.4%, driven by a 20.0% increase in metric tons shipped, partially offset by a 7.0% decrease in adjusted gross profit per metric ton shipped. Customs adjusted gross profits increased 13.5%, driven by both a 7.0% increase in adjusted gross profit per transaction and a 6.5% increase in transaction volume. Operating expenses decreased 11.9%, primarily due to a $23.6 million of restructuring expenses in the prior year, primarily related to the divestiture of our operations in Argentina, and due to cost optimization efforts in the current year. Third quarter average employee headcount decreased 10.4%. Income from operations increased to $88.1 million, and adjusted operating margin expanded 3,550 basis points to 37.6% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% change	2024	2023	% change
Total revenues	$568,834	$535,015	6.3%	$1,694,411	$1,615,241	4.9%
Adjusted gross profits(1):
Robinson Fresh	$36,708	$31,083	18.1%	$110,327	$100,123	10.2%
Managed Services	27,949	29,427	(5.0)%	85,637	87,350	(2.0)%
Other Surface Transportation	15,296	17,936	(14.7)%	48,248	57,772	(16.5)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Third quarter Robinson Fresh adjusted gross profits increased 18.1% to $36.7 million due to an increase in integrated supply chain solutions for retail and foodservice customers. Managed Services adjusted gross profits decreased 5.0% due to lower transaction volume. Other Surface Transportation adjusted gross profits decreased 14.7% to $15.3 million, primarily due to a 17.0% decrease in Europe truckload adjusted gross profits.

Other Income Statement Items
Interest and other income/expense, net totaled $36.3 million of expense, consisting primarily of $22.1 million of interest expense, which increased $0.2 million versus the third quarter of 2023 and a $15.1 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
The third quarter effective tax rate was 32.4%, up from 11.7% last year. The higher rate in the third quarter of this year was driven by the impact of higher pre-tax income and non-recurring discrete items in the quarter, partially offset by increased tax benefit related to stock-based compensation and higher U.S. tax credits. For 2024, we now expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were up 1.2%.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $108.1 million in the third quarter, compared to $205.2 million of cash generated from operations in the third quarter of 2023. The $97.2 million decrease in cash flow from operations was primarily related to a $190.0 million decline in cash provided by changes in net operating working capital, due to a $165.5 million sequential increase in net operating working capital in the third quarter of 2024 compared to a $24.5 million sequential decrease in the third quarter of 2023.
In the third quarter of 2024, cash returned to shareholders totaled $77.1 million, with $73.0 million in cash dividends and $4.1 million in repurchases of common stock.
Capital expenditures totaled $17.3 million in the quarter. Capital expenditures for 2024 are now expected to be $75 million to $85 million.

About C.H. Robinson
C.H. Robinson delivers logistics like no one else™. Companies around the world look to us to reimagine supply chains, advance freight technology, and solve logistics challenges—from the simple to the most complex. Over 90,000 customers and 450,000 contract carriers in our network trust us to manage $22 billion in freight annually. Through our unmatched expertise, unrivaled scale, and tailored solutions, we ensure the seamless delivery of goods across industries and continents via truckload, less-than-truckload, ocean, air, and beyond. As a responsible global citizen, we make supply chains more sustainable and proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business; cyber-security related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2024 Earnings Conference Call
Wednesday, October 30, 2024; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% change	2024	2023	% change
Adjusted gross profits(1):
Transportation
Truckload	$279,564	$245,439	13.9%	$811,164	$795,240	2.0%
LTL	143,228	137,949	3.8%	430,187	413,771	4.0%
Ocean	163,314	104,116	56.9%	392,831	321,692	22.1%
Air	33,607	30,201	11.3%	95,045	95,246	(0.2)%
Customs	28,266	24,904	13.5%	81,013	73,366	10.4%
Other logistics services	54,338	64,838	(16.2)%	171,216	196,333	(12.8)%
Total transportation	702,317	607,447	15.6%	1,981,456	1,895,648	4.5%
Sourcing	32,936	27,402	20.2%	98,935	90,337	9.5%
Total adjusted gross profits	$735,253	$634,849	15.8%	$2,080,391	$1,985,985	4.8%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% change	2024	2023	% change
Revenues:
Transportation	$4,278,300	$4,029,407	6.2%	$12,482,818	$12,442,199	0.3%
Sourcing	366,341	311,623	17.6%	1,057,482	932,357	13.4%
Total revenues	4,644,641	4,341,030	7.0%	13,540,300	13,374,556	1.2%
Costs and expenses:
Purchased transportation and related services	3,575,983	3,421,960	4.5%	10,501,362	10,546,551	(0.4)%
Purchased products sourced for resale	333,405	284,221	17.3%	958,547	842,020	13.8%
Direct internally developed software amortization	11,441	8,233	39.0%	32,546	24,299	33.9%
Total direct expenses	3,920,829	3,714,414	5.6%	11,492,455	11,412,870	0.7%
Gross profit	$723,812	$626,616	15.5%	$2,047,845	$1,961,686	4.4%
Plus: Direct internally developed software amortization	11,441	8,233	39.0%	32,546	24,299	33.9%
Adjusted gross profit	$735,253	$634,849	15.8%	$2,080,391	$1,985,985	4.8%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring and loss on divestiture is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring and loss on divestiture. We believe adjusted operating margin and adjusted operating margin - excluding restructuring and loss on divestiture are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring and loss on divestiture are presented below:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	% change		2024	2023	% change

Total revenues	$4,644,641	$4,341,030	7.0%		$13,540,300	$13,374,556	1.2%
Income from operations	180,119	113,522	58.7%		485,342	407,178	19.2%
Operating margin	3.9%	2.6%	130 bps		3.6%	3.0%	60 bps

Adjusted gross profit	$735,253	$634,849	15.8%		$2,080,391	$1,985,985	4.8%
Income from operations	180,119	113,522	58.7%		485,342	407,178	19.2%
Adjusted operating margin	24.5%	17.9%	660	bps	23.3%	20.5%	280	bps

Adjusted gross profit	$735,253	$634,849	15.8%		$2,080,391	$1,985,985	4.8%
Adjusted income from operations	241,584	137,985	75.1%		574,941	449,495	27.9%
Adjusted operating margin - excluding restructuring and loss on divestiture	32.9%	21.7%	1,120	bps	27.6%	22.6%	500	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and loss on divestiture, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of restructuring, losses from divestitures, and foreign currency losses from our Argentina operations. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and loss on divestiture, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2024
Non-GAAP Reconciliation:
Income (loss) from operations	$148,767	$88,115	$(56,763)	$180,119
Severance and other personnel expenses	1,238	461	1,221	2,920
Other selling, general, and administrative expenses	560	855	57,130	58,545
Total adjustments to income (loss) from operations(1)	1,798	1,316	58,351	61,465
Adjusted income from operations	$150,565	$89,431	$1,588	$241,584

Adjusted gross profit	$420,664	$234,636	$79,953	$735,253
Adjusted income from operations	150,565	89,431	1,588	241,584
Adjusted operating margin - excluding restructuring and loss on divestiture	35.8%	38.1%	2.0%	32.9%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2024
Income (loss) from operations	$398,764	$160,649	$(74,071)	$485,342
Severance and other personnel expenses	9,022	5,855	5,430	20,307
Other selling, general, and administrative expenses	6,214	2,448	60,630	69,292
Total adjustments to income (loss) from operations(2)	15,236	8,303	66,060	89,599
Adjusted income (loss) from operations	$414,000	$168,952	$(8,011)	$574,941

Adjusted gross profit	$1,237,431	$598,748	$244,212	$2,080,391
Adjusted income (loss) from operations	414,000	168,952	(8,011)	574,941
Adjusted operating margin - excluding restructuring and loss on divestiture	33.5%	28.2%	N/M	27.6%

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$97,229	$0.80	$316,384	$2.63
Restructuring and related costs, pre-tax	4,429	0.04	32,563	0.28
Loss on divestiture, pre-tax	57,036	0.47	57,036	0.47
Tax effect of adjustments	(3,176)	(0.03)	(9,922)	(0.08)
Adjusted net income and per share (diluted)	$155,518	$1.28	$396,061	$3.30
____________________________________________
(1) The three months ended September 30, 2024 include restructuring expenses of $2.9 million related to workforce reductions and $58.5 million of other charges, which includes a $57.0 million loss on the planned divestiture of our Europe Surface Transportation business.
(2) The nine months ended September 30, 2024 include restructuring expenses of $20.3 million related to workforce reductions and $69.3 million of other charges, which includes a $57.0 million loss on the planned divestiture of our Europe Surface Transportation business, an impairment of internally developed software, and charges related to reducing our facilities footprint including early termination or abandonment of office buildings under operating leases.

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2023
Non-GAAP Reconciliation:
Income (loss) from operations	$112,121	$3,491	$(2,090)	$113,522
Severance and other personnel expenses	(73)	2,513	578	3,018
Other selling, general, and administrative expenses	4	21,079	362	21,445
Total adjustments to income (loss) from operations(1)	(69)	23,592	940	24,463
Adjusted income (loss) from operations	$112,052	$27,083	$(1,150)	$137,985

Adjusted gross profit	$386,510	$169,893	$78,446	$634,849
Adjusted income (loss) from operations	112,052	27,083	(1,150)	137,985
Adjusted operating margin - excluding restructuring and loss on divestiture	29.0%	15.9%	N/M	21.7%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2023
Income (loss) from operations	$364,002	$63,254	$(20,078)	$407,178
Severance and other personnel expenses	1,083	4,742	13,918	19,743
Other selling, general, and administrative expenses	8	21,242	1,324	22,574
Total adjustments to income (loss) from operations(2)	1,091	25,984	15,242	42,317
Adjusted income (loss) from operations	$365,093	$89,238	$(4,836)	$449,495

Adjusted gross profit	$1,213,697	$527,043	$245,245	$1,985,985
Adjusted income (loss) from operations	365,093	89,238	(4,836)	449,495
Adjusted operating margin - excluding restructuring and loss on divestiture	30.1%	16.9%	N/M	22.6%

	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$81,949	$0.68	$294,156	$2.46
Restructuring and related costs, pre-tax(1)(2)	(139)	—	17,715	0.15
Loss on divestiture, pre-tax	24,602	0.21	24,602	0.20
Foreign currency loss on divested operations, pre-tax	5,112	0.04	8,921	0.07
Tax effect of adjustments	(5,469)	(0.05)	(9,755)	(0.08)
Adjusted net income and per share (diluted)	$106,055	$0.88	$335,639	$2.80

____________________________________________
(1) The three months ended September 30, 2023 includes restructuring expenses of $3.0 million related to workforce reductions and $21.4 million of other charges, primarily related to the divestiture of our Argentina operations.
(2) The nine months ended September 30, 2023 includes restructuring expenses of $19.7 million related to workforce reductions and $22.6 million of other charges, primarily related to the divestiture of our Argentina operations.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2024	2023	% change	2024	2023	% change

Revenues:
Transportation	$4,278,300	$4,029,407	6.2%	$12,482,818	$12,442,199	0.3%
Sourcing	366,341	311,623	17.6%	1,057,482	932,357	13.4%
Total revenues	4,644,641	4,341,030	7.0%	13,540,300	13,374,556	1.2%
Costs and expenses:
Purchased transportation and related services	3,575,983	3,421,960	4.5%	10,501,362	10,546,551	(0.4)%
Purchased products sourced for resale	333,405	284,221	17.3%	958,547	842,020	13.8%
Personnel expenses	361,559	343,532	5.2%	1,101,868	1,103,915	(0.2)%
Other selling, general, and administrative expenses	193,575	177,795	8.9%	493,181	474,892	3.9%
Total costs and expenses	4,464,522	4,227,508	5.6%	13,054,958	12,967,378	0.7%
Income from operations	180,119	113,522	58.7%	485,342	407,178	19.2%
Interest and other income/expense, net	(36,282)	(20,748)	74.9%	(74,587)	(67,272)	10.9%
Income before provision for income taxes	143,837	92,774	55.0%	410,755	339,906	20.8%
Provision for income taxes	46,608	10,825	330.6%	94,371	45,750	106.3%
Net income	$97,229	$81,949	18.6%	$316,384	$294,156	7.6%

Net income per share (basic)	$0.81	$0.69	17.4%	$2.65	$2.48	6.9%
Net income per share (diluted)	$0.80	$0.68	17.6%	$2.63	$2.46	6.9%

Weighted average shares outstanding (basic)	119,860	118,464	1.2%	119,542	118,532	0.9%
Weighted average shares outstanding (diluted)	121,179	119,751	1.2%	120,155	119,762	0.3%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2024
Total revenues	$2,934,617	$1,141,190	$568,834	$4,644,641
Adjusted gross profits(1)	420,664	234,636	79,953	735,253
Income (loss) from operations	148,767	88,115	(56,763)	180,119
Depreciation and amortization	4,904	2,608	16,436	23,948
Total assets(2)	3,026,031	1,566,427	1,020,897	5,613,355
Average employee headcount	5,595	4,552	3,938	14,085

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2023
Total revenues	$3,086,970	$719,045	$535,015	$4,341,030
Adjusted gross profits(1)	386,510	169,893	78,446	634,849
Income (loss) from operations	112,121	3,491	(2,090)	113,522
Depreciation and amortization	5,882	5,446	14,216	25,544
Total assets(2)	3,162,720	1,081,262	1,073,685	5,317,667
Average employee headcount	6,278	5,082	4,217	15,577
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2024
Total revenues	$8,924,839	$2,921,050	$1,694,411	$13,540,300
Adjusted gross profits(1)	1,237,431	598,748	244,212	2,080,391
Income (loss) from operations	398,764	160,649	(74,071)	485,342
Depreciation and amortization	15,779	8,245	48,856	72,880
Total assets(2)	3,026,031	1,566,427	1,020,897	5,613,355
Average employee headcount	5,800	4,714	4,023	14,537

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2023
Total revenues	$9,470,425	$2,288,890	$1,615,241	$13,374,556
Adjusted gross profits(1)	1,213,697	527,043	245,245	1,985,985
Income (loss) from operations	364,002	63,254	(20,078)	407,178
Depreciation and amortization	17,389	16,410	42,100	75,899
Total assets(2)	3,162,720	1,081,262	1,073,685	5,317,667
Average employee headcount	6,574	5,276	4,390	16,240

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$131,704	$145,524
Receivables, net of allowance for credit loss	2,630,350	2,381,963
Contract assets, net of allowance for credit loss	273,251	189,900
Prepaid expenses and other	137,871	163,307
Assets held for sale	165,810	—
Total current assets	3,338,986	2,880,694

Property and equipment, net of accumulated depreciation and amortization	132,632	144,718
Right-of-use lease assets	333,936	353,890
Intangible and other assets, net of accumulated amortization	1,807,801	1,845,978
Total assets	$5,613,355	$5,225,280

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,372,807	$1,370,334
Accrued expenses:
Compensation	165,163	135,104
Transportation expense	212,608	147,921
Income taxes	7,178	4,748
Other accrued liabilities	161,870	159,435
Current lease liabilities	74,538	74,451
Current portion of debt	150,000	160,000
Liabilities held for sale	96,673	—
Total current liabilities	2,240,837	2,051,993

Long-term debt	1,411,356	1,420,487
Noncurrent lease liabilities	281,015	297,563
Noncurrent income taxes payable	24,215	21,289
Deferred tax liabilities	11,714	13,177
Other long-term liabilities	4,152	2,074
Total liabilities	3,973,289	3,806,583

Total stockholders’ investment	1,640,066	1,418,697
Total liabilities and stockholders’ investment	$5,613,355	$5,225,280

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Nine Months Ended September 30,
Operating activities:	2024	2023(1)

Net income	$316,384	$294,156
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	72,880	75,899
Provision for credit losses	3,755	(4,032)
Stock-based compensation	64,249	37,309
Deferred income taxes	(7,033)	(35,269)
Excess tax benefit on stock-based compensation	(5,509)	(9,899)
Loss on disposal group held for sale	48,232	21,113
Other operating activities	11,845	3,740
Changes in operating elements:
Receivables	(398,059)	525,761
Contract assets	(88,171)	52,810
Prepaid expenses and other	24,588	(7,632)
Right of use asset	5,884	20,374
Accounts payable and outstanding checks	77,397	(122,312)
Accrued compensation	33,921	(106,943)
Accrued transportation expenses	68,588	(42,481)
Accrued income taxes	10,634	3,131
Other accrued liabilities	4,809	(2,636)
Lease liability	(5,917)	(17,737)
Other assets and liabilities	2,677	(737)
Net cash provided by operating activities	241,154	684,615
Investing activities:
Purchases of property and equipment	(19,977)	(25,889)
Purchases and development of software	(39,122)	(42,086)
Proceeds from sale of property and equipment	—	1,324
Net cash used for investing activities	(59,099)	(66,651)
Financing activities:
Proceeds from stock issued for employee benefit plans	79,914	46,061
Stock tendered for payment of withholding taxes	(23,902)	(23,754)
Repurchase of common stock	—	(63,884)
Cash dividends	(220,256)	(218,942)
Payments on long-term borrowings	(10,000)	—
Proceeds from short-term borrowings	2,461,500	2,778,750
Payments on short-term borrowings	(2,471,500)	(3,169,750)
Net cash used for financing activities	(184,244)	(651,519)
Effect of exchange rates on cash and cash equivalents	(653)	(6,708)
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	(2,842)	(40,263)
Less: net increase in cash and cash equivalents within assets held for sale	(10,978)	(2,486)
Cash and cash equivalents, beginning of period	145,524	217,482
Cash and cash equivalents, end of period	$131,704	$174,733
	As of September 30,
Operational Data:	2024	2023
Employees	13,956	15,391
(1) The nine months ended September 30, 2023 has been adjusted to conform to current year presentation.

Source: C.H. Robinson
CHRW-IR